(Logo)

                         NATIONAL COMPUTER SYSTEMS, INC.




                            11000 Prairie Lakes Drive
                          Eden Prairie, Minnesota 55344


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            MAY 21, 1998 at 3:30 P.M.


TO THE STOCKHOLDERS OF NATIONAL COMPUTER SYSTEMS, INC.:

The annual meeting of stockholders of National Computer Systems, Inc. (NCS), a Minnesota corporation, will be held Thursday, May 21, 1998, at 3:30 P.M., Central Daylight Savings Time, at the Radisson Hotel South, 7800 Normandale Boulevard, Bloomington, Minnesota for the following purposes:

1.   To elect a Board of Directors for the ensuing year.

2. To approve the 1998 Employee Stock Purchase Plan as adopted by the Board of Directors.

3. To approve appointment of Ernst & Young LLP as auditors for the year ending January 31, 1999.

4.   To transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on March 26, 1998, will be entitled to cast one vote on each proposal for each share held of record at that time. A copy of the NCS annual report is included in this mailing, first made on approximately the date shown below.

DATED: April 20, 1998

                                              BY ORDER OF THE BOARD OF DIRECTORS

                                                    J. W. Fenton, Jr., Secretary


                 STOCKHOLDERS UNABLE TO ATTEND THIS MEETING ARE
                    URGED TO SIGN AND DATE THE ENCLOSED PROXY
                     AND RETURN IT IN THE ENVELOPE PROVIDED.

                         NATIONAL COMPUTER SYSTEMS, INC.
                            11000 Prairie Lakes Drive
                          Eden Prairie, Minnesota 55344


                                 PROXY STATEMENT

The annual meeting of the stockholders of National Computer Systems, Inc. (NCS or the Company) will be held on Thursday, May 21, 1998, at 3:30 P.M., at the Radisson Hotel South, 7800 Normandale Boulevard, Bloomington, Minnesota for the purposes set forth in the accompanying notice. The only matters the Board of Directors knows will be presented are those stated in Items 1 through 3 of the notice. The Board of Directors recommends that stockholders vote in favor of Items 1 through 3. Should any other matter properly come before the meeting, it is the intention of the named proxies to vote on such matters in accordance with their best judgment.

                      OUTSTANDING SHARES AND VOTING RIGHTS

The Board of Directors has fixed the close of business on March 26, 1998, as the record date for the determination of the stockholders entitled to notice of and to vote at the meeting. The voting securities of NCS outstanding and entitled to vote on that date were 31,014,626 shares of Common Stock. Shares and price per share amounts throughout this proxy statement have been adjusted to give effect to the March, 1998 2-for-1 stock split of the Company's Common Stock. Each share is entitled to cast one vote on each proposal before the meeting.

The enclosed proxy is solicited on behalf of the Board of Directors for use at the annual meeting. If the proxy is properly executed and returned, the shares represented will be voted at the meeting and at all adjournments. Where specific direction is given by the stockholder, the shares will be voted in accordance with that direction. If no direction is given, the proxy will be voted to elect the six persons named below as directors and for approval of the other matters to be considered at the annual meeting. The proxy may be revoked at any time prior to its exercise by filing written notice with the Secretary of NCS.

Shares voted as abstentions on any matter (or a "withhold vote for" as to directors) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the annual meeting and as unvoted, although present and entitled to vote, for purposes of determining the approval of each matter as to which the stockholder has abstained. If a broker submits a proxy which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, those shares will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the annual meeting, but will not be considered as present and entitled to vote with respect to such matters.

                              ELECTION OF DIRECTORS

At the meeting, the six persons listed below will be nominated for election as directors until the next annual meeting of stockholders and until their successors have been elected. All of the nominees are currently directors of the Company. The Company's two other current directors, Charles W. Oswald and John
W. Vessey, will not stand for re-election in accordance with the Company's retirement policy for directors. Each nominee is presently available for election. Should any nominee become unable to serve, the persons voting the enclosed proxy may, in their discretion, vote for a substitute.

Shown below is certain information about the nominees as of February 28, 1998. Each nominee has sole investment and voting power of all shares of Common Stock shown (the only NCS equity securities owned by the nominees), except as otherwise noted. The election of each director requires the affirmative vote of a majority of the shares present and entitled to vote at the meeting.


                                     Principal Occupation                                      Shares
                                             and                               Director      Beneficially      Percent of
     Name           Age               Business Experience                       Since           Owned          Outstanding
     ----           ---              --------------------                      --------      ------------      -----------
David C. Cox++o      60  President & Chief Executive Officer of Cowles            1983          34,980 (1)(6)       *
                         Media Company (diversified communications) for
                         more than five years.



Russell A. Gullotti  55  Chairman of the Board, President & Chief Executive       1994         314,474 (2)         1%
                         Officer of NCS since May, 1995. President & Chief
                         Executive Officer from October, 1994 to May, 1995
                         and prior to that held senior executive positions
                         in sales and marketing, services and administration
                         with Digital Equipment Corporation (computer
                         manufacturing and services)for more than five years.

Moses S. Joseph+     38  President & Chief Executive Officer of B-Tree            1997           5,000 (3)          *
                         Systems, Inc. (verification systems for embedded
                         computers) from February, 1996 to February, 1998.
                         Prior to that Vice President-Marketing for
                         Integrated Systems, Inc. (embedded operating
                         software) from November, 1992 to February, 1996.

Jean B. Keffeler++   52  Business and management consultant since March, 1991.    1993          18,930 (4)          *
                         Prior to that held various executive positions in the
                         corporate and public sectors.

Stephen G. Shank +   54  President & Chief Executive Officer of Learning          1985          23,310 (1)(6)       *
                         Ventures International, Inc. (education programs
                         and services) for more than five years.

John E. Steuri++o    58  Chairman of Advanced Thermal Technologies, LLC           1991          32,580 (5)(6)       *
                         (industrial and residential air quality and humidity
                         control systems) since December, 1996. Prior to that
                         Chairman & Chief Executive Officer of ALLTEL
                         Information Services, Inc. (information processing
                         management, outsourcing services and application
                         software) for more than five years prior to June, 1996.

                           + Member of Audit Committee
                          ++ Member of Compensation Committee
                           o Member of Governance/Nominating Committee

                           * Less than 1%.

     (1) The shares listed for each of Messrs. Cox and Shank include 21,000 shares that may be acquired within 60 days upon exercise of outstanding stock options.

     (2) The shares listed for Mr. Gullotti include 842 shares allocated to him pursuant to the NCS Employee Stock Ownership Plan (ESOP), 93,750 shares issued under an NCS Long-Term Incentive Plan (L-TIP) which are subject to forfeiture, and 154,000 shares that may be acquired within 60 days upon exercise of outstanding stock options.

     (3) The shares listed for Mr. Joseph include 5,000 shares that may be acquired within 60 days upon exercise of outstanding stock options.

     (4) The shares listed for Ms. Keffeler include 11,000 shares that may be acquired within 60 days upon exercise of outstanding stock options.

     (5) The shares listed for Mr. Steuri include 17,000 shares that may be acquired within 60 days upon exercise of outstanding stock options.

     (6) The shares listed for Messrs. Cox, Shank and Steuri also include 1,580, 1,072 and 1,580 shares, respectively, accrued pursuant to the National Computer Systems, Inc. Directors' Deferred Compensation Plan (Deferred Compensation Plan). The Deferred Compensation Plan became effective February 1, 1997 and allows directors to defer payment of fees until future dates with payout to be in the form of cash or NCS stock.

Mr. Cox is also a director of ReliaStar Financial Corp. and Tennant Company; Mr. Gullotti is also a director of GenRad, Inc. and MTS Systems Corporation; Ms. Keffeler is also a director of American Paging Company, Inc. and the American Express Financial Corporation Strategist Fund Group; Mr. Shank is also a director of Polaris Industries, Inc.; and Mr. Steuri is also a trustee of Northwestern Mutual Life Insurance Company.

The Board of Directors held five meetings during the fiscal year ended January 31, 1998 (fiscal 1997). All Board committees are comprised of only outside directors. The Audit Committee of the Board of Directors reviews the audited financial statements with the independent auditors and the Company's accounting and reporting practices. During the last fiscal year, the Audit Committee held four meetings. The Compensation Committee of the Board of Directors reviews the Company's compensation and personnel processes and programs. During the last fiscal year, the Compensation Committee held four meetings. The Governance/Nominating Committee assesses Board effectiveness, recommends the slate of Board nominees, recommends candidates to fill Board vacancies and recommends corporate governance policies and practices. The Governance/Nominating Committee did not hold any formal meetings in fiscal 1997 but met informally when required. During fiscal 1997, each incumbent director attended 75% or more of all Board of Directors meetings and meetings of Board Committees on which each served.

Outside directors receive fees of $3,000 per quarter ($3,750 for Committee Chairpersons) and participation fees of $1,250 for each Board meeting attended. A fee of $750 is paid for any Committee meeting held on any day other than a scheduled Board meeting day.

NCS has a Non-Employee Director Stock Option Plan under which each director who is not an employee of NCS is automatically granted, on each date beginning in 1998 that he or she is elected or reelected as a director of NCS by the stockholders, an option to acquire 3,000 shares of Common Stock. During fiscal 1997, all non-employee directors as a group were granted options to purchase 40,000 shares at an average per share option exercise price of $13.03. None of the options granted under the Plan have been exercised.

Mr. Shank is a director of and owns a 50% equity interest in Learning Ventures International, Inc. (LVI). In September, 1997, LVI acquired Aprisa Multimedia, Inc. (Aprisa), a company in which NCS owned a minority equity interest. As consideration for the purchase of NCS' Aprisa shares, LVI issued Class C Preferred Stock of LVI, with a redemption value of $165,000, to NCS.


                 PROPOSAL FOR 1998 EMPLOYEE STOCK PURCHASE PLAN

The Board of Directors recommends stockholder approval of the NCS 1998 Employee Stock Purchase Plan (1998 Purchase Plan), covering up to 500,000 shares of Common Stock of NCS. The 1998 Purchase Plan was adopted by the Board of Directors on March 3, 1998, subject to stockholder approval. Approval of the 1998 Purchase Plan will require the affirmative vote of a majority of the shares present and entitled to vote at the meeting.

In the opinion of the Board of Directors, the 1998 Purchase Plan is beneficial to NCS as it gives employees an opportunity to share in the ownership of NCS through a regular and systematic purchase program from current income by payroll deduction. The Company has had similar plans in place since 1977. The remaining shares authorized for issuance under the 1992 Employee Stock Purchase Plan will not be sufficient to meet future requirements.

All regular employees  (approximately  3,500) are eligible to participate in the
1998 Purchase Plan. Employees may authorize NCS to deduct from 2% to 10% of gross earnings in any fiscal quarter (Purchase Period). At the end of each Purchase Period, employees will purchase the largest possible number of whole shares of NCS Common Stock from amounts withheld during the Purchase Period at a price equal to 85% of the fair market value at the end of the first business day or the last business day of the Purchase Period, whichever is lower. Participation in the 1998 Purchase Plan terminates upon the termination of employment. The 1998 Purchase Plan will terminate on January 31, 2008, unless extended for one or more additional five-year periods by the Board of Directors.

The 1998 Purchase Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code. As such, shares issued under the 1998 Purchase Plan qualify for special tax treatment. When shares are purchased at a 15% discount (85% of the fair market value at the beginning or the end of the Purchase Period, whichever is lower) and held for a specified period, the discount is taxed as ordinary income (but not until the shares are actually sold) and any further gain is taxed as capital gain. NCS cannot take a business deduction from its taxable income to account for the 15% discount unless an employee disposes of shares before the specified period (in which case the employee generally will have adverse tax consequences).


                       APPOINTMENT OF INDEPENDENT AUDITORS

Subject to ratification by the stockholders at this annual meeting, the Audit Committee has recommended to the Board of Directors, and the Board of Directors has approved, the selection of the certified public accounting firm of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending January 31, 1999.

Ernst & Young LLP has regularly audited the Company's consolidated financial statements since 1972. A representative of Ernst & Young LLP is expected to be present at the annual meeting of stockholders on May 21, 1998 and will be offered the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.


                    OWNERSHIP OF NCS COMMON STOCK BY CERTAIN
                    BENEFICIAL OWNERS AND EXECUTIVE OFFICERS

Information as to the persons or groups known by NCS to be the beneficial owners of 5% or more of the outstanding shares of NCS Common Stock (NCS' only voting security), the executive officers of the Company included in the Summary Compensation Table below and all directors and executive officers as a group as of February 28, 1998, is shown below. Except as otherwise indicated, the stockholders listed in the table below have sole voting power and investment power with respect to the Common Stock owned by them.

                                         Shares
                                      Beneficially           Percent of
Name and Address                         Owned               Outstanding
----------------                      ------------           -----------
Charles W. Oswald                     2,906,392 (1)             9.4 %
7601 France Avenue South
Edina, MN 55435

Royce and Associates, Inc.,           1,797,446 (2)             5.8 %
 Royce Management Company and
 Charles M. Royce
1414 Avenue of the Americas
New York, NY 10010

Russell A. Gullotti                     314,474                 1.0 %
Robert C. Bowen                         129,052  (3)              *
Michael A. Morache                        6,592  (4)              *
David W. Smith                           60,678  (5)              *
Jeffrey W. Taylor                        59,664  (6)              *

All Directors and Executive
Officers as a Group (17 persons)      3,829,430  (7)           12.3 %
*  Less than 1%


     (1) The shares listed for Mr. Oswald include 67,000 shares that may be acquired within 60 days upon exercise of outstanding stock options.

     (2) Charles M. Royce is deemed to be a controlling person of Royce & Associates, Inc. (Royce) and Royce Management Company (RMC), and is therefore deemed to beneficially own the shares beneficially owned by Royce and RMC. Mr. Royce does not own any shares except through Royce and RMC and disclaims beneficial ownership of shares held through Royce and RMC.

     (3) The shares listed for Mr. Bowen include 10,800 shares issued pursuant to an L-TIP which are subject to forfeiture, 2,834 shares allocated to him pursuant to the ESOP and 43,200 shares that may be acquired within 60 days upon exercise of outstanding stock options.

     (4) The shares listed for Mr. Morache include 284 shares allocated to him pursuant to the ESOP and 3,200 shares that may be acquired within 60 days upon exercise of outstanding stock options.

     (5) The shares listed for Mr. Smith include 4,200 shares issued pursuant to an L-TIP which are subject to forfeiture, 2,506 shares allocated to him pursuant to the ESOP and 15,200 shares that may be acquired within 60 days upon exercise of outstanding stock options.

     (6) The shares listed for Mr. Taylor include 3,240 shares issued pursuant to an L-TIP which are subject to forfeiture, 2,274 shares allocated to him pursuant to the ESOP and 28,800 shares that may be acquired within 60 days upon exercise of outstanding stock options.

     (7) Includes 124,440 shares issued pursuant to an L-TIP which are subject to forfeiture, 17,958 shares allocated pursuant to the ESOP and 469,500 shares that may be acquired within 60 days upon exercise of outstanding stock options.

                             EXECUTIVE COMPENSATION


COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

OVERVIEW AND PHILOSOPHY

The Compensation Committee of the Board of Directors (Compensation Committee) is composed entirely of outside directors who review the Company's executive compensation processes and programs. They approve and make recommendations with regard to those processes and programs. In addition, the Compensation Committee determines on an annual basis the compensation to be paid to the Chief Executive Officer and senior executive officers of the Company. The Compensation Committee has access to outside consultants and independent compensation data.

The objectives of the Company's executive compensation program are to:
-    Support the goal of increasing stockholder value,
- Provide compensation that will attract, motivate and retain superior talent and reward performance, and
- Align each executive officer's interests with the success of the Company by making a portion of compensation dependent on business unit and/or corporate revenue and earnings growth.

The executive compensation program is designed to provide an overall level of compensation opportunity that is competitive with comparably-sized companies nationwide. National compensation survey data is obtained from four major management consulting firms and industry associations. One survey utilized consists of companies in the computer, electronics, communications, software and related services industries. Other surveys consist of general industry survey data of companies of comparable size. Actual total compensation levels for senior executive officers may be greater or less than average competitive levels in surveyed companies based on annual and long-term Company performance as well as individual performance. The Compensation Committee uses its discretion to set executive compensation where, in its judgment, external, internal or an individual's circumstances warrant it.

EXECUTIVE OFFICER COMPENSATION PROGRAM

The Company's executive officer compensation program is comprised of base salary; annual cash incentive compensation; long-term incentive compensation in the form of stock options, performance-based cash awards and restricted stock awards; and various health and other benefits.

Base Salary

Base salary levels for the Company's executive officers are viewed as one part of a comprehensive annual cash compensation program and are set relative to other comparable companies as described above. Generally, it is intended that base salary levels will result in annual cash compensation in the 50th to 75th percentile of amounts paid for similar job functions at comparable companies nationwide. In determining salaries, the Compensation Committee also takes into account individual experience, job responsibility, performance and any other issues relevant to the Company.

Performance Based Incentive Compensation

The Management Incentive Plan (MIP) is the Company's annual incentive program for executive officers and key senior managers. The purpose of the Plan is to provide direct financial incentives in the form of annual cash bonuses to executives to achieve their business units' goals, the Company's annual goals and individual achievement goals. Threshold, target and maximum goals for Company and business unit performance are set at the beginning of the year with 70% of individual bonus amounts based on achieving corporate or business unit revenue and earnings goals and 30% based on achievement of pre-defined personal goals. Generally, it is intended that achievement of the target goals will result in annual bonus compensation in the 50th to 75th percentile of amounts paid for comparable job functions at the other companies described above. The Compensation Committee also gives consideration to issues which it deems specific to the Company. During fiscal 1997, bonuses were accrued under the MIP based on achievement of corporate and business unit revenue and earnings goals and personal goals. In addition to cash bonuses paid under the MIP, the Compensation Committee may grant discretionary one-time cash bonuses when specific individual performance significantly exceeds established performance goals.

Stock Option and Long-Term Incentive Programs

The Company's stock option plans and its long-term incentive plans are the Company's extended term incentive programs for executive officers. The objectives of the plans are to promote the longer term interests of the Company by enhancing its ability to attract, motivate and retain its key executives and increase their identification with the long-term interests of NCS stockholders through cash and stock ownership incentives based on long-term financial performance. The stock option plans and the long-term incentive plans enable executives to develop and maintain a significant, long-term stock ownership position in the Company's Common Stock to help ensure an on-going alignment with stockholder interests.

The Company's stock option plans are administered by the Compensation Committee. Stock options for executive officers are granted annually at option prices equal to the fair market value of the Company's Common Stock on the date of grant. The options granted have 60 or 63 month terms and vest at the rate of 20% after 12, 24, 36, 48 and 58 or 60 months. The option amounts to be granted to executive officers are determined using relevant compensation survey data, consideration of the value of the Company's Common Stock and the total number of shares and option shares outstanding, competitive employment factors and performance of the individual.

Under the L-TIP awards made in fiscal 1997, stock options for executive officers were granted at option prices equal to the fair market value of the Company's Common Stock on the date of grant. The options granted have 67 to 72 month terms and vest 100% in August, 2002. Full or partial vesting may be accelerated if prescribed cumulative total earnings per share (EPS) amounts during the three fiscal years ending January 31, 2000 are achieved and the fair market value of the Company's Common Stock during the 20 business days prior to vesting is at required levels.

In fiscal 1997, the executive officers were also granted conditional cash bonus awards under the L-TIP. An annual cash compensation element was based on achievement of prescribed minimum EPS amounts in the fiscal year ending January 31, 1998. If the annual prescribed minimum EPS amount is not achieved, a cash payout equal to 10% of base salary is lost. For the year ended January 31, 1998, the annual EPS goal was achieved and the cash payout was made subsequent to year end. A long-term element provides for a cash bonus payment based on a formula which first calculates the number of shares which would have been earned in excess of 100% of the stock options granted because of over-achievement of prescribed cumulative total EPS amounts during the three years ending January 31, 2000 as modified by the fair market value of the Company's Common Stock during the 20 business days prior to the accelerated vesting date. The calculated number of shares is then multiplied by the difference between the fair market value of the Company's Common Stock during the 20 business days prior to vesting less the fair market value on the date of grant of the award. Vesting in the shares awarded and the cash awards are contingent on continued employment.

The  L-TIP  awards  were  granted  to  eligible   executive  officers  based  on
compensation survey data, anticipated growth in the value of the Company's Common Stock and competitive employment factors at the time of award.

Benefits

The Company provides various employee benefit programs to its executive officers, including medical and life insurance benefits, an employee stock ownership plan, an employee stock purchase plan and an employee savings plan with 401(k) features. These benefit programs are generally available to all employees of the Company.

Chief Executive Officer Compensation

Mr. Gullotti's annual base salary is $445,000 which, when added to potential performance based compensation if established goals are met, was an amount the Compensation Committee determined was marketplace competitive and resulted in compensation in the same range as similar amounts paid to chief executive officers by the comparable companies described above. During fiscal 1997, a bonus of $481,000 ($436,500 under the MIP and $44,500 under an L-TIP) was accrued for Mr. Gullotti. Mr. Gullotti was granted options during the year to purchase 147,200 shares of the Company's Common Stock (50,000 under an employee stock option plan and 97,200 under an L-TIP). The Compensation Committee determined the size of the options granted in the same manner as described above for other executive officers.

On February 1, 1997, Mr. Gullotti was granted an L-TIP award of 100,000 restricted shares of the Company's Common Stock. The award vests in 25% increments on the attainment of prescribed stock price goals for the Company's Common Stock. At each vesting date, a replenishment restricted share award of 25,000 shares is made which vests in 25% increments upon achievement of prescribed stock price goals. Two 25% increments vested in fiscal 1997. All unvested shares, whether part of the original grant or one of the replenishment grants, vest five years from the date of grant. Consistent with the purpose of the L-TIP, this award is intended to both provide Mr. Gullotti with an additional incentive to achieve success for the Company on behalf of the stockholders and to retain Mr. Gullotti's continued service to NCS.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code (the Code) should not affect the deductibility of compensation paid to the Company's executive officers for the foreseeable future. The NCS 1995 and 1997 Employee Stock Option Plans and the 1997 Long-Term Incentive Plan comply with Section 162(m) so that compensation relating to stock options granted under the plans will not be counted toward the $1,000,000 limit on deductible compensation under Section 162(m). The Committee has not formulated a policy with respect to qualifying other executive compensation for deductibility under Section 162(m).


David C. Cox, Chairman          Jean B. Keffeler          John E. Steuri
Members of the Compensation Committee

                           SUMMARY COMPENSATION TABLE

The following table sets forth the cash and noncash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer of the Company and the four next most highly compensated executive officers of the Company.


                                               Annual Compensation                  Long-Term Compensation
                                     -----------------------------------------      ----------------------
                                                                        Other      Restricted   Securities          All Other
                                                                       Annual        Stock        Under-           Compensation
                                    Fiscal                             Compen-       Awards        lying         -----------------
Name and Principal Position          Year      Salary     Bonus(1)     sation       ($)  (2)      Options        ESP(3)     ESOP(3)
----------------------------------------------------------------------------------------------------------------------------------

Russell A. Gullotti, Chairman,       1997     $440,000    $481,000    $   958      $2,078,906      147,200       $4,800     $5,031
  President and Chief                1996      418,750     304,780      1,614               0       60,000        3,750      3,421
  Executive Officer (4)              1995      388,702     253,333      2,358         594,950       60,000        3,750      2,733

Robert C. Bowen, Senior              1997      215,750     110,486     15,243               0       52,000        4,800      5,583
  Vice President (5)                 1996      209,000      54,035          0               0       16,000        3,750      3,690
                                     1995      206,750      43,380      1,609         175,200       20,000        3,750      3,224

Michael A. Morache                   1997      187,500     139,203          0               0       46,200        4,430      4,893
  Vice President                     1996      122,475      61,586          0          39,414       16,000            0          0

David W. Smith                       1997      191,250     118,756      1,217               0       47,600        4,800      5,514
  Vice President                     1996      175,750      97,813      1,573               0       16,000        3,750      3,641
                                     1995      161,000      56,962          0         136,875       14,000        3,750      3,150

Jeffrey W. Taylor, Vice              1997      191,750     127,725          0               0       44,800        4,800      5,445
  President and Chief                1996      179,000      80,404          0               0       17,000        3,750      3,617
  Financial Officer                  1995      167,500      65,025          0         142,350       16,000        3,750      3,085


     (1) Executive officers participate in the Company's MIP and L-TIP. Under these plans, cash incentive payments are made, based on NCS' financial performance, business unit performance and individual performance criteria and the officer's base salary, following the fiscal year end. Based on the Company's fiscal 1997 financial performance, annual cash awards under the L-TIP of $44,500, $21,800, $19,000, $19,500 and
         $19,500 were accrued for Messrs. Gullotti, Bowen, Morache, Smith and Taylor, respectively. The remainder of the bonus amounts were accrued under the MIP. Incentive payment amounts are shown in the fiscal year accrued.

     (2) The number and fair market value of unvested restricted stock holdings at January 31, 1998, were 93,750 shares ($1,605,469), 10,800 shares
         ($184,950),  4,200 ($71,925), and 3,240 ($55,485) for Messrs. Gullotti,
         Bowen, Smith and Taylor, respectively. The value of the restricted stock awards shown in the table above is determined by multiplying the fair market value of the Company's Common Stock on date of award by the number of shares awarded. In fiscal 1996, the L-TIP awards made in fiscal 1995 were amended to reduce the term and number of shares. Performance objectives were met in fiscal 1996 and, accordingly, 71% of the original award vested with two-thirds vesting on January 31, 1997 and one-third vesting on January 31, 1998.

     (3) Compensation reported represents Company contributions under the NCS 401(k) Employees Savings Plan (ESP) and the NCS Employee Stock Ownership Plan (ESOP). The value of the ESOP contribution was calculated based on the number of shares allocated to the participant valued at the fair market value of the shares on date of allocation.

     (4) Mr. Gullotti joined the Company as President and Chief Executive Officer on October 1, 1994. In fiscal 1995, he was paid $33,386 for reimbursement of relocation expenses. The Company provided Mr. Gullotti a supplemental executive retirement plan (SERP) which, on retirement at age 65, would provide an annual benefit of $75,000. Reduced amounts would be paid on retirement between ages 55 and 65. Benefits payable under the SERP are unfunded and will be paid only from the general assets of the Company. NCS has agreed with Mr. Gullotti that if his employment with the Company is involuntarily terminated for other than cause, he will receive a severance package equal to two years base salary.

     (5) In fiscal 1997, Mr. Bowen was reimbursed for expenses totaling $96,669, of which $70,984 was for reimbursement of relocation expenses and $14,285 was for reimbursement of taxes paid relating to such relocation expenses.

The Company has entered into severance agreements with Messrs. Gullotti, Bowen, Morache, Smith and Taylor. Pursuant to such agreements, each would receive a payment equal to twice his annual salary and bonus amounts in the event he is terminated following a "change in control" of the Company (as defined in the agreements). In such event, any stock options or restricted stock awards granted to such executive officer would be immediately vested in full. The agreements are terminable upon six months prior notice by the Company, and payments thereunder are limited to the amount that may be paid without penalty under
Section 280G of the Code.


                                  STOCK OPTIONS

The following tables summarize option grants and exercises during fiscal 1997 to or by the executive officers named in the Summary Compensation Table above, and the value of the options held by such persons at the end of fiscal 1997.


                                                    Option Grants in Fiscal 1997
                                                    ----------------------------

                                         Individual Grants
                         -------------------------------------------------------
                                                                                              Potential Realizable Value
                           # of        % of Total                                               at Assumed Annual Rates
                        Securities      Options        Exercise                                     of Stock Price
                        Underlying    Granted to        or Base                                    Appreciation for
                         Options     Employees in        Price       Expiration                     Option Term (3)
 Name                    Granted     Fiscal  1997        ($/Sh)         Date                0%           5%             10%
 ----                   ----------   ------------      --------      ----------            ---          ----           ----

 Russell A. Gullotti     97,200     (1)    12  %         $12.25       3/03/03               0         $404,739      $  918,147
                         50,000     (2)     6             13.13       8/22/02               0          191,674         426,345
 Robert C. Bowen         30,000     (1)     4             12.25       3/03/03               0          124,919         283,379
                         22,000     (2)     3             13.13       8/22/02               0           84,336         187,592
 Michael A. Morache      28,200     (1)     4             12.25       3/03/03               0          117,424         266,376
                         18,000     (2)     2             13.13       8/22/02               0           69,002         153,484
 David W. Smith          29,600     (1)     4             12.25       3/03/03               0          123,254         279,600
                         18,000     (2)     2             13.13       8/22/02               0           69,002         153,484
 Jeffrey W. Taylor       26,800     (1)     3             12.25       3/03/03               0          111,595         253,152
                         18,000     (2)     2             13.13       8/22/02               0           69,002         153,484


     (1) Shares  were  awarded  in  fiscal  1997  under  an  L-TIP  and  vest in
         accordance   with  the  discussion   set  forth  in  the   Compensation
         Committee's Report on Executive Compensation.

     (2) Shares were issued under the Company's employee stock option plans and vest at the rate of 20% after 12, 24, 36, 48 and 60 months.

     (3) The dollar amounts under these columns are the result of calculations at 0% and at the 5% and 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the price of the Company's Common Stock.




                                  Aggregated Option Exercises in Fiscal 1997 and
                                          Value of Options at End of Fiscal 1997

                                                               Number of                    Value of
                              Number of                  Securities Underlying           Unexercised In-
                               Shares                     Unexercised Options           the-Money Options
                              Acquired       Value             at End of                    at End of
                                 on         Realized          Fiscal 1997                  Fiscal 1997
                              Exercise         (1)     Exercisable/Unexercisable  Exercisable/Unexercisable (1)
                              --------      --------   -------------------------  -----------------------------

Russell A. Gullotti                  0       $     0        154,000  / 311,200      $1,501,990 / $2,056,500
Robert C. Bowen                 16,000        84,000         39,200 /   88,800         357,900 /    520,740
Michael A. Morache                   0             0          3,200 /   59,000          17,904 /    281,001
David W. Smith                   2,000        10,120         13,200 /   75,600         106,250 /    420,510
Jeffrey W. Taylor                6,000        31,500         27,400 /   77,400         251,025 /    450,035


     (1) Value based on market value of the Company's Common Stock at date of exercise or end of fiscal 1997, minus the exercise price.


                          COMPARABLE STOCK PERFORMANCE

The graph below compares the cumulative total stockholder return on the Common Stock of the Company for the last five fiscal years with the cumulative total return of the S&P 500 Index and the Center for Research in Security Prices
(CRSP), University of Chicago, Index for NASDAQ Computer and Data Processing Stocks (assuming the investment of $100 in the Company's Common Stock and each Index on January 31, 1993 and reinvestment of all dividends).


GRAPH PLOTTED TO THE FOLLOWING POINTS:

             1/31/93    1/31/94    1/31/95    1/31/96    1/31/97    1/31/98

NCS           100.0       79.4      107.1      140.3      172.1      244.1

S&P 500 (1)   100.0      112.6      113.3      157.4      199.2      253.2

Nasdaq (2)    100.0      106.8      120.1      185.4      252.2      305.8

------------------------
     (1) Total return calculations for the S&P 500 Index were performed by CRSP.

     (2) The Index for NASDAQ Computer and Data Processing Stocks (SIC 737) is maintained by CRSP.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers, and persons who own more than ten percent of the Company's Common Stock to file with the Securities and Exchange Commission (the
SEC) initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company during the fiscal year ended January 31, 1998, officers, directors and greater than ten-percent beneficial owners complied with all applicable Section 16(a) filing requirements.

                              STOCKHOLDER PROPOSALS

Any proposal by a stockholder intended to be presented at the 1999 Annual Meeting of Stockholders must be received at the Company's executive offices no later than December 21, 1998.

                                     GENERAL

On written request, NCS will furnish without charge to each person whose proxy is being solicited a copy of NCS' Annual Report on Form 10-K for the fiscal year ended January 31, 1998, as filed with the SEC, including the financial statements and schedules thereto. NCS will furnish to any such person any exhibit described in the list accompanying the Form 10-K on payment, in advance, of reasonable fees related to the furnishing of such exhibit. Requests for copies of such reports and/or exhibits should be directed to Mr. J. W. Fenton, Jr., Secretary/Treasurer, NCS, 11000 Prairie Lakes Drive, P.O. Box 9365, Minneapolis, Minnesota 55440.

The cost of solicitation has been or will be paid by NCS. In addition, arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals, and NCS will reimburse them for their expense in so doing.

Dated: April 20, 1998


                                              BY ORDER OF THE BOARD OF DIRECTORS

                                                    J. W. Fenton, Jr., Secretary

PROXY CARD:

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                          (Logo)
                 National Computer Systems, Inc.
11000 Prairie Lakes Drive, P.O. Box 9365, Mpls., MN 55440

The undersigned hereby appoints Russell A. Gullotti and J. W. Fenton, Jr., and each of them, proxies with full power of substitution to represent and vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of National Computer Systems, Inc. (NCS), to be held at the Radisson Hotel South, 7800 Normandale Boulevard, Bloomington, Minnesota, on May 21, 1998, at 3:30 P.M., and at any adjournments thereof, upon any and all matters which may properly be brought before said meeting or adjournment. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR items 1 through 3.

1.    ELECTION OF DIRECTORS
      O FOR all nominees listed below       O WITHHOLD AUTHORITY
        (Except as marked to the              to vote for all nominees
         contrary below)                      listed below

(INSTRUCTION: To withhold authority to vote for any individual nominee, mark the circle next to the nominee's name below.)

      O David C. Cox            O Moses S. Joseph      O Stephen G. Shank
      O Russell A. Gullotti     O Jean B. Keffeler     O John E. Steuri

2.    PROPOSAL TO APPROVE 1998 EMPLOYEE STOCK PURCHASE PLAN
      O FOR                     O AGAINST              O ABSTAIN

3.    APPOINTMENT OF AUDITORS - Ernst & Young
      O FOR                     O AGAINST              O ABSTAIN

4. On any other matters which may properly come before the meeting, the named proxies are authorized to vote on such matters in accordance with their best judgment.


Stockholder and shares of record covered by this proxy are shown on reverse side.


PLEASE DATE AND SIGN exactly as name appears to the left indicating, where proper, official position or representative capacity. For joint accounts, each joint owner should sign.

DATED____________________________ , 1998

     ____________________________
            (Signature)
     ____________________________
     (Signature, if held jointly)


PLEASE NOTE THE ABOVE SIGNATURE BOX

RETURN IN ENVELOPE PROVIDED

                           APPENDIX TO PROXY STATEMENT


                         NATIONAL COMPUTER SYSTEMS, INC.

                        1998 EMPLOYEE STOCK PURCHASE PLAN

                         -------------------------------


Section 1.   Purpose
----------   -------
    1.1      The purpose of the National  Computer  Systems,  Inc. 1998 Employee
             Stock Purchase Plan is to give employees an opportunity to share in the ownership of National Computer Systems, Inc. through a regular and systematic purchase program from current income by payroll deduction.

Section 2.   Definitions
----------   -----------

    2.1 For the purpose of the Plan, the following terms will have the meanings set forth below:

             a.  Plan. The term "Plan" shall mean the National Computer Systems,
                 Inc.  1998  Employee   Stock   Purchase  Plan,  the  terms  and
                 provisions of which are set forth herein.

             b. NCS. The term "NCS" will mean National Computer Systems, Inc., a Minnesota corporation, and all wholly-owned subsidiaries.

             c. Stock. The term "Stock" shall mean the common stock of National Computer Systems, Inc.

             d. Participant. The term "Participant" shall mean an employee of NCS who has authorized payroll deductions in the manner set forth in the Plan. Each Participant shall have the same rights and privileges as every other Participant.

             e. Current Compensation. The term "Current Compensation" shall mean gross earnings of each Participant paid by NCS to such Participant before any withholding deductions have been made.

             f. Purchase Period. The term "Purchase Period" shall mean any fiscal quarter ending on April 30, July 31, October 31 and January 31.

             g. Enrollment Form. The term "Enrollment Form" shall mean the Employee Stock Purchase Enrollment Form which an eligible employee uses to elect to participate in the Plan and to authorize payroll deductions.

             h. Fair Market Value. The term "Fair Market Value" shall be the last sale price on any business day as reported by NASDAQ.

             i. Stock Purchase Account. The term "Stock Purchase Account' shall mean the individual account established by NCS to which payroll deductions are credited under the Plan.

             j. Regular Employee. The term "Regular Employee" means all employees of NCS (including officers and directors who are also employees), except employees who are classified by NCS as temporary employees whose customary employment is for not more than 5 months in any calendar year.

Section 3.   Eligible Employees
----------   ------------------

    3.1 All Regular Employees of NCS shall be eligible to participate in the Plan on employment by NCS.

    3.2 No employee shall be granted any option hereunder if such employee, immediately after the option is granted, would own stock possessing 5% or more of the total combined voting power or value of all classes of stock of NCS or of its parent or subsidiary corporation.

Section 4.   Election to Participate
----------   -----------------------

    4.1 An eligible employee may elect to participate in this Plan by completing an Enrollment Form and submitting it to the NCS Corporate Secretary.

    4.2 Participation in the Plan will begin as soon as practicable after receipt of the Enrollment Form by the NCS Corporate Secretary.

    4.3 Participation in the Plan on the part of the Participant is voluntary and such participation is not a condition of employment, nor does participation in the Plan entitle a Participant to be retained as an employee.

Section 5.   Purchase Price
----------   --------------

    5.1 The purchase price for each share of Stock will be the lesser of the following:

             a. 85% of Fair Market Value on the first business day of each Purchase Period; or

             b. 85% of Fair Market Value on the last business day of each Purchase Period.

Section 6.   Payroll Deductions
----------   ------------------

    6.1 A Participant may elect payroll deductions in whole percentages from two to ten percent of Current Compensation.

    6.2 A Participant may elect at any time, but only once in any six-month period, to increase or reduce the amount of the payroll deduction within the limitations of Section 6.1 by submitting a new Enrollment Form with the payroll deduction portion completed. The effective date of the change will be as soon as practicable after receipt of the Enrollment Form by the NCS Corporate Secretary.

    6.3 Payroll deductions will be credited to the Participant's Stock Purchase Account on each payroll payment date.

Section 7.   Stock Purchase Account
----------   ----------------------

    7.1 All funds withheld from a Participant's Current Compensation in accordance with the payroll authorization shall be credited to the Participant's Stock Purchase Account. A Participant may not make any separate cash payments into the Participant's Stock Purchase Account.

    7.2 At the end of each Purchase Period, the largest whole number of shares of Stock that can be purchased will be purchased for each Participant who has not withdrawn from the Plan. The purchase amount, calculated in accordance with Section 5.1, will be charged to the Participant's Stock Purchase Account.

    7.3 Excess funds remaining in a Participant's Stock Purchase Account after purchase of Stock because the amount of such excess is insufficient to purchase one whole share of Stock will remain in the Stock Purchase Account. Excess funds remaining in the Participant's Stock Purchase Account for any other reason will be returned to the Participant after the end of each Purchase Period, but in no case more than thirty days after the end of the Purchase Period.

    7.4 Each Participant will be provided an accounting of the Participant's Stock Purchase Account as soon as practical after the end of each Purchase Period, but in no case more than thirty days after the end of the Purchase Period.

    7.5 No Participant shall be permitted to purchase Stock under this Plan (and any other employee stock purchase plan maintained by NCS and its parent or subsidiary corporations, if any) at a rate which exceeds $25,000 in Fair Market Value of capital Stock (determined at the time the option is granted) for each calendar year in which such option granted to such Participant is outstanding at any time.


Section 8.   Stock Certificates
----------   ------------------

    8.1 As soon as practical after the end of each Purchase Period, NCS will deliver to Participants certificates representing the shares of Stock purchased.

    8.2 NCS will not be required to issue or deliver any certificate for Stock purchased under this Plan prior to registration under the Securities Act of 1933, or registration or filing under any state law, if such registration or filing is required. NCS will use its best efforts to accomplish such registrations or filings, including amendments thereto, but delivery of Stock by NCS may be deferred until required registrations or filings are accomplished.

    8.3      A   Participant   shall  have  no   interest  in  the  Stock  until
             certificates for such Stock are issued.

    8.4 All certificates issued under the Plan shall be registered in the name of the Participant or jointly in the name of the Participant and another person, as the Participant may direct by completing the Enrollment Form.

Section 9.   Withdrawal or Termination
----------   -------------------------

    9.1 A Participant may at any time by written notice withdraw from the Plan. Once a Participant withdraws from the Plan, that Participant shall not be eligible to reenter the Plan for a period of six months.

    9.2 Payroll deductions will cease upon notice of withdrawal except that a deduction will be made on the next unpaid payroll where the withdrawal notice is received after the cut-off date for changes to such payroll.

    9.3      Participation   under  the  Plan  will   cease  upon  the  date  of
             termination from employment or death.

    9.4 Funds accumulated in the Stock Purchase Account of a Participant who has withdrawn from the Plan or has terminated participation under the Plan, in accordance with Sections 9.2 and 9.3, will be held in the Account until the end of the current Purchase Period. At that time the funds will be paid to the Participant within thirty days after the end of the Purchase Period; however, if a Participant's withdrawal or termination is at the end of the current Purchase Period so that funds were withheld from the last payroll of the current Purchase Period, Stock will be purchased to the extent possible in accordance with Section 7.2 before remaining funds are paid to the Participant.

    9.5 Approved leaves of absence shall not be deemed a termination of employment for purposes of Section 9.

    9.6 A Participant may designate in writing to the Corporate Secretary the Beneficiaries to receive any distribution under the Plan in the event of the Participant's death. If no beneficiary is named, the distribution will be paid to the first of the following classes of persons in which there is anyone living (and if there are more than one living in such class, then in equal shares to them):

                       Participant's widow or widower
                       Participant's surviving issue (per stirpes and not per capita) Participant's surviving parents Participant's surviving brothers and sisters Executor or administrator of Participant's estate

Section 10.  Transferability
-----------  ---------------

    10.1 Any and all rights a Participant may have under this Plan may not be assigned, transferred, pledged or hypothecated (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation, other disposition of such rights, or levy or attachment or similar process shall be null and void and without effect. Only the Participant may purchase stock under the Plan.

    10.2 The funds accumulated in the Stock Purchase Account may not be assigned, transferred, pledged or hypothecated in any way, and any attempted assignment, transfer, pledge, hypothecation or other disposition of the funds accumulated in the Stock Purchase Account shall be null and void and without effect.

Section 11.  Effective Date and Amendment or Termination of Plan
-----------  ---------------------------------------------------

    11.1 The Plan was adopted by the Board of Directors of NCS on March 3, 1998. The Plan must be approved by the Shareholders of NCS at their Annual Meeting to be held on May 21, 1998. This 1998 Plan will become effective for the Purchase Period beginning May 1, 1998. Should approval not be granted this Plan will terminate and all funds held in Stock Purchase Accounts will be refunded to Participants.

    11.2 The Plan shall automatically terminate on January 31, 2008 unless extended by the Board of Directors. The Board of Directors may by resolution extend the Plan for one or more additional periods of five years each.

    11.3 The Board of Directors may at any time terminate or amend the Plan except that no amendment shall be made without prior approval by the Shareholders which would authorize the sale of more than an aggregate of 500,000 shares of Stock, (after giving effect to the 2-for-1 stock split effected in the form of an 100% stock dividend as approved by the NCS Board of Directors on March 3, 1998), except as provided in Section 13.

    11.4 Upon termination of the Plan, the accumulated funds in each Participant's Stock Purchase Account will be used to purchase the largest number of whole shares of Stock possible. Any balance remaining after said purchase shall be refunded to the Participant.

Section 12.  Administration
-----------  --------------

    12.1 The Plan shall be administered by the NCS Board of Directors. In administering the Plan, it will be necessary to follow various laws and regulations. The Board of Directors may from time to time interpret the Plan to conform with the law, to meet special circumstances not anticipated or covered in the Plan, or to carry on successful operations of the Plan. Determinations as to the interpretation and operation of this Plan shall be final and conclusive.

    12.2 No charge will be made by NCS against the funds received from each Participant for purchase of Stock under the Plan.

    12.3 All expenses and fees incurred by NCS in the administration of this Plan will be borne by NCS. However, all brokerage fees or other expenses incurred by a Participant in selling or otherwise transferring shares of Stock will be borne by the Participant.

Section 13.  Adjustment in Shares Available under the Plan, Merger or
             Consolidation
----------   --------------------------------------------------------

    13.1 If the outstanding shares of Stock are increased, decreased, changed into or exchanged for a different number or kind of shares of securities of NCS, or shares of a different par value or without par value, through split, amendment to NCS' Articles of Incorporation, or reverse stock split, an appropriate or proportionate adjustment shall be made in the maximum number and/or kind of securities to be sold under this Plan with a corresponding adjustment in the purchase price to be paid for each share to be purchased under this Plan.

    13.2 If NCS is merged into or consolidated with one or more corporations during the term of the Plan, appropriate adjustments shall be made to give effect thereto on an equitable basis in terms of issuance of shares of the corporation surviving the merger or the consolidated corporation, as the case may be.


Section 14.  Stock to Be Sold
-----------  ----------------

    14.1     Stock to be issued and sold under the Plan will be unissued stock.

    14.2 The number of shares of Stock to be sold under the Plan shall not exceed 500,000 shares, except as provided in Section 13. If such limitation would otherwise be exceeded at the end of a Purchase Period the remaining shares of Stock will be allocated to Participants pro-rata on the basis of the funds in each Stock Purchase Account.

Section 15.  Funds in Stock Purchase Account
-----------  -------------------------------

    15.1 The funds in the Participant's Stock Purchase Account, after receipt by NCS, shall be under the direction of NCS and applied to the payment of stock purchased or refunded to the Participant in accordance with the Plan as set forth herein.

    15.2 Funds held by NCS in the Stock Purchase Accounts are held for the benefit of the Participants but may be commingled with other NCS funds.

    15.3 No interest will be accumulated or paid by NCS on funds held in the Stock Purchase Accounts.

Section 16.  Construction; Notices
-----------  ---------------------

    16.1 NCS intends that the Plan qualify as an "Employee Stock Purchase Plan" under Section 423 of the Internal Revenue Code of 1986, as amended, if approved by the NCS Shareholders; therefore, the Plan shall be construed in a manner consistent therewith if so approved. All Participants shall have the same rights and privileges consistent with the terms of the Plan.

    16.2     Notices to the Board of Directors shall be addressed as follows:

                         National Computer Systems, Inc.
                         Attention: Corporate Secretary
                            11000 Prairie Lakes Drive
                                  P.O. Box 9365
                              Minneapolis, MN 55440